Exhibit 12.1

Statement Regarding Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preference Dividends

	Year Ended December 31,					Three months ended March 31,
(in thousands, except ratios)	2012	2011	2010	2009	2008	2013
Fixed charges:
Interest expense	$—	$5	$66	$356	$891	$45
Capitalized interest	—	—	—	—	—	—
Portion of rental expense which represents interest factor	472	673	677	634	517	146
Total Fixed charges	$472	$678	$743	$990	$1,408	$191
Earnings available for fixed charges:
Pre-tax income (loss)	$(5,840)	$(27,968)	$12,873	$20,447	$27,327	$(3,723)
Distributed equity income of affiliated companies	—	—	—	—	—	—
Add: Fixed charges	472	678	743	990	1,408	191
Less: Capitalized interest	—	—	—	—	—	—
Less: Net income — noncontrolling interests	—	—	—	—	—	—
Total Earnings available for fixed charges	$(5,368)	$(27,290)	$13,616	$21,437	$28,735	$(3,532)
Ratio of earnings to fixed charges	*	*	18.33	21.66	20.41	*

Computation of Ratio of Earnings to Combined Fixed Charges and Preference Stock Dividends:

	Year Ended December 31,					Three months ended March 31,
(in thousands, except ratios)	2012	2011	2010	2009	2008	2013
Fixed charges:
Interest expense	$—	$5	$66	$356	$891	$45
Capitalized interest	—	—	—	—	—	—
Portion of rental expense which represents interest factor	472	673	677	634	517	146
Total Fixed charges before preferred stock dividends pre-tax requirements	$472	$678	$743	$990	$1,408	$191
Preferred stock dividends pre-tax income requirements	—	—	—	—	—	—
Total Combined fixed charges and preferred stock dividends	$472	$678	$743	$990	$1,408	$191
Earnings available for fixed charges:
Pre-tax income (loss)	$(5,840)	$(27,968)	$12,873	$20,447	$27,327	$(3,723)
Distributed equity income of affiliated companies	—	—	—	—	—	—
Add: Fixed charges	472	678	743	990	1,408	191
Less: Capitalized interest	—	—	—	—	—	—
Less: Net income — noncontrolling interests	—	—	—	—	—	—
Total Earnings available for fixed charges and preferred stock dividends	$(5,368)	$(27,290)	$13,616	$21,437	$28,735	$(3,532)
Ratio of earnings to fixed charges and preferred stock dividends	*	*	18.33	21.66	20.41	*

* Earnings for the years ended December 31, 2012 and 2011 were inadequate to cover fixed charges by $5,840 thousand and $27,968 thousand.  Earnings for the three months ended March 31, 2013 were inadequate to cover fixed charges by $3,723 thousand.